Operator:  Greetings and welcome to the CHDT Corporation First Quarter 2012 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Deborah Pawlowski, Investor Relations for CHDT Corporation.  Thank you, Ms. Pawlowski, you may begin.

Deborah Pawlowski:  Thank you, Kevin, and good morning, everyone.  We certainly appreciate your time and interest in CHDT.  On the call today, we have Stewart Wallach, CHDT's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  Also assisting on the call will be Jill Mohler.

They will be discussing the results of the first quarter, as well as giving us their outlook for the remaining quarters of 2012.  This call will conclude with a question-and-answer session, as Kevin noted.  And if you don't have the release from this morning that we will be discussing, it is available on the Company website at chdtcorp.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found either at our website or at sec.gov.

So with that, let me turn the call over to Stewart.  Stewart?

Stewart Wallach:  Thank you, Debbie, and good morning, everyone.  We appreciate your time today.  As you can see from our release, the first quarter was an exciting quarter for the Company as we formally launched our domestic distribution strategy, as well as engaged Kei Advisors to manage our investor communications.   Both of these initiatives were executed following the completion of a record 2011, which resulted in strong cash generation from operations, increasing working capital support from insiders, and further confirmation by our customers that our products are performing well at all retail channels.  We are enthusiastic about the potential to increase revenue in the near future during this time of transition brought about by our domestic distribution strategy.

I'll first review some highlights with regard to the first quarter, and then, as usual, I'll let Gerry review the financials, and then I'll come back and talk to our strategy and direction for the remaining quarters of 2012.

We're placing a great deal of emphasis on the domestic distribution launch, and I want to point out a few factors here that would be meaningful for you to understand.  Investment in domestic inventory was a significant decision on our part.  This program was announced and planned in Q3 2011.  It is a critical step to becoming recognized as a key supplier at retail.  Our current direct import programs will continue to be a large part of our business, but this also precludes us from realizing the daily sales that are generated from basic retail sets on a daily basis.  Our management team has extensive experience in managing this model, and we are confident the revenue results will prove to be incremental over time, as we increase both our shelf real estate through the addition of new customers and expanded placement with existing customers.  I'll elaborate a bit on that later in the call.

Driving sales and strengthening margins - Gerry will expand upon this in a few moments, but I'd like to comment that, while the first quarter at face value is significantly less than that of 2011, the orders and program commitments received to date are approximately $3 million ahead of the same period last year, so clearly the posted revenues do not tell the entire story.  This indicates that our growth is continuing as planned, and 2012 is shaping up very nicely.

Gross margins are increasing.  I believe they increased to 32% approximately from 25%, and we believe will continue to improve as our customers purchasing domestically represent a larger component of our total revenues.

Through the domestic distribution strategy, we have added 4,800 new outlets on a daily basis to our products.  Shipments only commenced in late April, so they're not reflected in our revenue stream substantially in this point in time; however, I'm pleased to tell you that the customers that are participating in this distribution program are Home Depot, Office Depot, Target, and Walmart.  They are currently purchasing on a replenishment basis out of our warehouse.  In short, it's a great, great advancement in market penetration.  We would never have realized these sales had we not made the transition to a domestic program.

More frequent smaller stocking orders will be the norm, and total revenues will be impacted over the course of the year as these programs are implemented at retail and begin to turn over, causing replenishment orders to be generated.  And as I said, we've not yet seen that, as these planograms and sets are just getting up at retail.  Even though we may have shipped at the end of April, they're just starting to find their way to the shelf.  So we're very enthusiastic and encouraged by this, and we anticipate it to have a great impact on our revenue.

That being said, I also want to emphasize again that as much as we're transitioning our business model, we continue to receive direct import commitments, and we will continue to receive import commitments for promotional and seasonal events, and as many of you know, the longtime shareholders particularly, are historically strongest in Q3 and 4.  We don't see anything along those lines changing.

At this point in time, Gerry, why don't you go over in greater detail the financials, and then we'll come back to me when you're done.

Gerry McClinton:  Okay.  Thank you, Stewart, and good morning, everyone.  As Stewart mentioned, we are in the midst of a pivotal turning point for the Company, and we are very optimistic about our potential earnings in the near future.

There's one thing of note that I really would like to point out here.  Our first quarter revenue results validate a strategic decision that our management made last year, and that was to expand our business model to support the domestic distribution program.  As discussed on many occasions previously, a direct import business model, which has been our modus operandi until recently, is very much subject to the timing of orders and shipments between periods.  And this is exactly what has happened in the first quarter of 2012.  Last year, we had a major direct import order that shipped in the first quarter 2011 as a result of new product promotion, and this year, these types of direct import orders will ship later in the year in accordance with revised plans by the same retailers.  So it's just a shifting of timing.  That's what's happened here.

Our first quarter 2012 results reflect a business model in transition.  To reiterate, the introduction of the domestic distribution program will require additional investments in inventory and increased warehousing costs in the U.S.  This will allow us to access new distribution channels, improve gross margins, and should provide a more even flow of orders in future quarters, so we don't have these quarters with high revenue and then the next year lower revenue.

We will continue to have a large shipping spike in the third quarter and fourth quarters, resulting from increased seasonal business.  As Stewart related earlier, that's when we really get most of our volume, the third and fourth quarter, and that will absolutely not change even with this new business model.  What will happen is we expect the first and second quarters to increase next year as we start seeing these programs take place.

And the other thing to note, these programs are just starting, but they typically last for a year.  So from the date we actually start shipping, these programs will be in for at least a minimum of a year, and that's why we see these orders starting to balance out..

So let's take a look at the numbers.  Our first quarter revenue decreased to $339,000, down $2.1 million or 86% over the 2011 first quarter.  As referenced earlier, revenue dropped as a result of the timing of orders, and the impact of the seasonal and promotional driven direct import business model.  Lower sales decreased gross profit by $483,000, down 81.2% over the prior year period.

Some good news... As a percentage of sales, gross profit increased to 31.9% for the quarter compared to 24.5% for the same period the prior year.  And this is solely due to the product mix and a higher blend of gross profit as we introduced some of our new products this year.

Sales continue to expand, and as we launched our domestic distribution strategy, we see gross profits strengthening.  Sales through our domestic distribution system should continue providing stronger gross margins for us than our direct import sales yield.

Net loss for the quarter 2012 was $348,000 compared to net income of 107,000 in the 2011 first quarter.  As I commented previously, we are a Company in a business model transition.  The best way to demonstrate the changes would be to compare the orders and program commitments received to date.  Stewart mentioned earlier the $3 million increase in his opening statements.  I am pleased to confirm that the orders and commitments from January 1 through May 10, 2011, were approximately $4.5 million, and this year for the same period, January 1, 2012, through May 10, 2012, orders and commitments are estimated at $7.5 million.  This does not include any commitments for new products launched at the Hardware Show, nor does it include pending opportunities under review for later in the year.  And believe me, there's a lot of opportunities on the table right now.

Cash provided by operating activities increased to $455,000 in the first quarter 2012.  This is a significant improvement over the prior year, where $462,000 was used in operating activities.  It is worth noting that it was the cash generated by these operating activities that allowed the Company to increase domestic inventory to $661,000 at the end of the first quarter 2012 from $59,000 at the end of fiscal year 2011.  And this inventory has been brought in to support the recently launched domestic sales business model.  And quite frankly, without those and the cash from operating activities, we would never have been in a position to launch this program, so the timing is perfect.

Stewart, this concludes my summary of the first quarter 2012, and now I'd like to turn the call back to Stewart so he can touch on our outlook.

Stewart Wallach:  Thanks, Gerry.  I appreciate that.  All right, let's talk about some new product introductions.  As many of you know, we just recently attended the National Hardware Show, which, by the way, we were acknowledged and won an award, which I'll expand upon that a little bit later.  But we introduced a few new categories.

Decorative power failure lighting - We are going to be expanding on our power failure solutions category.  This, by the way, is an industry first.  The products and the category do not exist, and it expands our power failure solutions category to a different customer that prefers a more decorative light as compared to a utility light.  It's important to point out we have millions of Eco-i-Lite in the hands of people, and they're all satisfied customers.  They continue to return to the market looking for other developments of Capstone.  And we also know there's a large audience that simply will not use a utility light, which is why we took this approach and developed a decorative power failure light, which is basically a light that you can put into your socket that is very decorative looking, an accent light if you will, but under power failure conditions it illuminates upwards a nice fanned light, and lights the area up.  It's again, an industry first.  This was not available until we recently launched this.

In addition: night lights and flashlights - These are two very basic core categories, and the reason we're expanding into them is because we need to in conjunction with being a domestic supplier and in conjunction with being a direct import bar supplier. The next step, of course, was to be recognized as a full line supplier.  This is a game changer.  When we go into reviews, because we had short lines, many times we were precluded from participating historically.  Now that we're a full line supplier, we will participate in all the reviews, in addition to which, we will be in front of buyers that we have here before never been in front of, i.e., a flashlight buyer, because we were not in the flashlight business.  This is going to open many doors to other departments, to other retailers that would simply not buy from a supplier with such limited offerings.

I will point out to you again that we launched our flashlights at the Hardware Show, and I was there in person to see Capstone's customer base and the response to the product line, and it was a resounding success.  They absolutely love the new flashlight design.  This is, by the way, an induction charged light, so it's a companion product line in that we're utilizing the same technologies that we've built the success of the Eco-i-Lite on.  Again, it's rechargeable, people will never have to replace the bulbs, nor will they have to replace the batteries, so the cost of ownership is very low.  The design is absolutely amazing, and these things will be posted shortly on the website, so I'm hoping that you'll be able to see them in the very near future.

As we're now focusing and we've been talking about focusing for the last year on the safety and security category, which is an emerging category, we've launched a door security camera.  It's a monitoring system.  It's a product that has very strong potential, and expands on our marketing stake in safety and security.  It's very important to point out that although some of these products have been around for awhile, they've never found their way successfully to retail.  Our product is priced for the consumer market, and as such, will be differentiated from others that are available, and we should be able to build retail acceptance.

Without naming retail names, as you know we can't do that, but I can tell you this that at the show, at least two of the major retailers have agreed to bring in the door monitor on a test basis to determine the size of the market potential.  So we're very excited about that.

There are other yet unannounced products that will be launched through the year.  We're working on some new technologies within lighting in our Capstone Lighting Division.  It's very important that we've separated development of new technologies, and we've moved those activities over to Capstone Lighting Technologies so that we're not distracting the team at Capstone Industries, and also not imposing the costs associated with development all in one company that may or not ever have the benefits of launching the product line.  So this was a strategic move for us.  It's a good move, and I can tell you that I am personally involved in these activities.  We are vetting these new technologies as we speak, and although these product technologies are not expected to impact our 2012 revenues, we do expect that we will be able to introduce some of these technologies to the market in 2013.

Eco-i-Lite award - As we mentioned, we've had a very strong success with our initial Eco-i-Lite.  Capstone actually built a business around the item.  And we launched at the Hardware Show the next version, if you will; the upgraded version.  We're calling it the 10 LED.  And we submitted the product to the Innovation Award Program.  And there were 50 submissions, and I can only tell you how proud we were when we heard on the loudspeaker announcement for Reid Goldstein, the President of Capstone, to come to the main center there to accept the Bronze Award, which means we took third place out of 50 submissions.  And these were all top companies, innovative organizations, so it's very exciting.  By the way, the response from the retail market has been very positive.  They were fully aware of the award, and although retail consumers don't see it, our retail buyers are very much aware of it, and it further differentiates us and endorses us as an innovator.

New funding - This is an important point.  As you know, many of you long-time investors and some of the new investors that I'm sure are doing their due diligence and looking into CHDT, our Company relies greatly on its insiders.  We have financed the growth of this Company over the last few years.  We're very bullish on the Company, and we continue to do that.

When I presented to the Board the concept of the domestic distribution strategy, and Gerry did his analysis and came back and said, you know, we will need more funds to support these inventories, to support the warehousing expense.  And although we're anticipating a huge success, you have to frontload, as Gerry mentioned, earlier; $660,000 of investment into inventory where we had $60,000 of inventory a year ago at the same time.  That's a pretty significant investment, especially for a Company of our size.

Well, we have a new credit line facility that will provide us with the flexibility we're seeking to fully leverage our product strategies and to fund our growth.  What is very important to point out, Gerry, I want to publicly thank you, and Dr. Postal, if you're listening, thank you as well.  What's most important to point out is that once again these are insiders that have responded to our needs.  It's very rewarding to show up to a Board session, present a strategy, and have full support from the insiders.

Jeff Postal and Gerry McClinton have formed a company, Postal Funding, and have created a credit facility and working capital basis for us of $1 million.  This means we'll have no hesitations, the momentum can continue, and I am not diverted and distracted with putting so much attention into fundraising that would normally take place in a company our size, so thank you very much.

Hong Kong subsidiary - This is an exciting step for us.  This is something that has been on my hit list for a couple years.  I knew that we would get there.  I felt very good about it, and it was a necessary step.  I'm pleased to see that we are taking these steps to become an internationally recognized company.

We're determined to facilitate expansion into regions, such as Europe and Australia.  This initiative will take at least 12 months before yielding any material results, but we are confident we have the right management in place, and in time we'll develop a team and the products that will meet the market needs of these untapped regions.  Point and fact, at the recent Hardware Show, as I mentioned, we had two substantial retail customers from Australia come to the booth, and under normal conditions or would I say historical conditions, we would never have been able to reach out and service these people and really have an intelligent discussion as we are so busy growing our business in the U.S.  Now with that facility, we were able to say that business is handled by James Hung out of Capstone International.  We have a Hong Kong office.  We'll be happy to turn the lead over to him, and he'll be in contact with your shortly.  They said, fantastic, terrific, we regularly visit Hong Kong.

That being said, I've been following the follow-ups.  They are in discussions.  The follow-up took place, and as I said, historically this would've been a lost opportunity.  So I feel this is a real significant step in expanding the Company's recognition in the international markets.

That being said, I'd like to turn the call over to Debbie Pawlowski.  As I mentioned earlier, two significant things occurred in the first quarter.  One, of course, is the domestic distribution strategy, but the other one is the engagement of Kei Advisors.  This was a decision that followed months and months and month of due diligence.  And the more I work with Debbie and her team, the more I know we made the right decision.  I've asked Debbie to expand a little bit upon her IR approach and her overview for the Company.  So, Debbie, would you please take it away?

Deborah Pawlowski:  Thank you, Stewart.  I appreciate the compliment, as well.  Just to start, let me tell you a little bit about Kei Advisors.  We've been doing investor relations for 12 years.  I founded the firm in 2000.  I've been doing investor relations since 1991.  I've worked with small cap and mid cap companies.  Kei Advisors focuses on the microcap, small cap arena.  What we find is that the investors that we target are looking for the unique kind of stories that we believe that we can find and bring to the market for them

We look at investor relations from the perspective of what is it that has to be communicated, who is it that it needs to be communicated to, and how will we communicate that.  Our first step here with CHDT has been on refining and tightening up the message, making it more concise and clear to folks to understand what the Company is, what it's about, but more importantly, about the significance of the future that it has in front of it.

The “who” that we are targeting is interesting.  We focus primarily on the institutional audience, but being a penny stock—technically really a penny stock—penny stocks are usually also followed, by the way, under the $5 mark, so it makes it very difficult for that audience.  So we are talking to folks that we know that find interest in unique situations, such as CHDT, whether they be high net worth individuals, retail or institutional brokers, institutional asset managers that might have interest in their own personal portfolios, and so we're broadening the audience that has an awareness of CHDT and the potential that exists within it.

How we go about communicating it is in multiple forms.  We're creating the various tools that are necessary to make sure that the information can be put in potential investors' hands, so that they can very quickly get an understanding of the Company.  We've created a fact sheet that you can find on the website.  We've created an investor presentation.  I believe that's also posted on the website.  We do transcripts of the teleconference calls, such as this one today, and we push that out to our outreach list.  We made tandem e-mail lists, and by the way, if you're on the call and not on it, please e-mail us so that we can make sure that you are.  And we continually touch the varying audience.  The reason that you do that is because we are trying to broaden the awareness and increase the following for the Company, and improve the understanding of the Company itself.

What you have to understand is what investor relations is not.  Investor relations is not something that automatically increases the stock price.  I'm not going to go out and call people that are all of a sudden going to just start pumping money in to run the stock up so that they can short it on the other side when it creates the excitement in order for it then to fall down and them to profit on.  That is not what we do.  What we do is we look for the intelligent marketplace that is going to recognize that they have a value proposition here, because of the undervaluation of the Company based on what its future performance potential and cash flow stream can be.

So we're doing our outreach.  We condition the audience once we get them on board and following the Company, and then once they buy into the stock, we do maintenance so that they're continually getting information.  All investors make decisions on change, so if there's an information change, it causes them to think do I buy, sell, or hold the stock at this point in time.  We want to make sure that they have all the information available to them to be able to make an intelligent decision.

The other thing that investor relations is, is a highly iterative process.  So you're not going to see dramatic change in anything that we do.  It's going to just be the constant flow of information as it becomes available.  We will not make information up, nor will we try to create more noise around any bits of information than it deserves.

So that's how we're going to go about it.  And we believe that we have a great company here that has phenomenal potential, innovative technology, a creative source of new ideas and an excellent management team.  Usually, what we look for at Kei Advisors is the management team, to determine whether or not we want to work with a company.

So with that, let me open it up for questions now, Kevin, if you could?

Operator:  Absolutely.  We will now be conducting a question-and-answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you'd like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  To be placed in the question queue, please press star, one on your telephone keypad.  One moment, please, while we poll for questions.  Once again, to be placed in the question queue, please press star, one on your telephone keypad.

Stewart Wallach:  Kevin?

Operator:  Yes.

Stewart Wallach:  Excuse me, this is Stewart Wallach speaking.

Operator:  Yes, Mr. Wallach.

Stewart Wallach:  We've also received a number of questions that came in early via
e-mail.  So what I'd like to do while you're polling for questions is maybe we go ahead and have Jill address some of these questions to us, and that'll give some people some time to participate online.  And at the same time, maybe some of the questions that would be asked will be answered.

Operator:  Absolutely.  We do have one person dialed in, though.  Would you like to take that caller first, or would you like to continue?

Deborah Pawlowski:  Let's take George.

Operator:  Okay, please hold.  Our first question is coming from George Walsh from Gilford Securities.  Please proceed with your question.

George Walsh:  Thank you.  Good morning, gentlemen.  I'm new to the story, so just trying to catch up.  But I understand that the revenue statement is something that will change as you go forward, but I'd just like to ask a few questions on the balance sheet relative to the transition that you're doing, and maybe just go into a couple of specific items.

One is the working capital situation where actually now you have a bit of a negative working capital this quarter.  How is that going to change, fairly quickly with some of the new financing or line of credit you mentioned, or changes over the next quarter, and so first off, as you support this transition relative to the, the current negative working capital would be balance sheet?

Gerry McClinton:  George, let me respond to that.  This is Gerry.  I'm the CFO.  We're only starting to see the impact of our working capital needs.  All the cash flow that we had from last year from the operating activities, we've already invested it.  This is cash that's gone into the launch of the new product.  We now have a million dollar credit facility available to us.  We haven't tapped into that yet.  We're only going to start tapping into that probably in the next couple of weeks.  And that will really help us with building our molds, and some more inventory.  As these orders increase, we may have to expand our inventory base.  We also have a great credit facility:, and with that facility what happens is once we start, once we start shipping out domestic orders, that turns into a receivable, we get funded on that receivable immediately, and in that in turn give us our cash.  So it's really a combination of two things.  We have our line of credit with the bank.  It's a factoring arrangement.  And we also have these working capital needs.  So we're covered.  We really are covered.

And our revenue stream will start picking up in the second quarter, then the third quarter it literally explodes; it really starts exploding.  And we have access to that cash.  Even on a direct import basis we have access to that cash very quickly after that shipment has happened.  So we have a $4 million credit facility currently with our bank, which right now I think we have $100,000 tapped out, so we have a long way to go there.  Does that help, George?

George Walsh:  Then what are the additional notes and loan payments? It looks like that moved from long-term to short-term from the end of the quarter to the beginning of the quarter?

Gerry McClinton:  Yes, that's correct.  We have a few short-term payments that are due, but they're to insiders, and those things get extended out, if that's what you're referring to?

George Walsh:  Yes, okay, so there's no liquidity event there with those?

Gerry McClinton:  Not at all.

George Walsh:  Okay.

Stewart Wallach:  Its purchase order financing.

Gerry McClinton:  George, whenever we get a big order, let's assume we get a
$3 million order from Costco, I can't tap into the bank line, I have to still buy those components, and I have to buy the material.  So what we do is we have insiders here, Stewart, Dr. Postal, they invest a lot of money in what's called purchase order financing.  They give me a loan, allowing me to fund that bridge until the products are developed and actually shipped, so some of those loans, depending on any point in time, may be insider loans.

Now essentially what happens, as soon as that product is shipped out, then we send the receivable to the bank, we get the funds, and we pay down those loans and we pay the factories off, and it works, very, very well.

George Walsh:  Okay and how are the rates on those loans in comparison to what you get with the bank or other entities?

Gerry McClinton:  Well, for instance, my Sterling Bank loan, it's costing me around 7% with the different fees and stuff.  The insider loans, some of the loans are at 8%, and some of them are 12%.  But what honestly happens, I have a loan for maybe 45 or 60 days.  It's not like they're in process for a year.  So we're always turning those loans over, quite frankly.  My goal is to get my bank loaning at 7% and pay them off as quickly as possible.

George Walsh:  Okay.  And the other was, if you could just walk through the change in the accounts receivables?  Was that just collections and because of the transition you're going through?  I mean are those receivables going to be up pretty dramatically by the end of next quarter?

Gerry McClinton:  In the second quarter they're going to be up, but the third quarter dramatically up; I mean dramatically up.  And as far as the cash coming in, yes, we had high receivables at the end of the year, which in turn we received the cash in early January.  So that's pretty normal; Christmas business gets paid in.

George Walsh:  Okay.  And where are the warehousing facilities located?

Gerry McClinton:  We use a third party warehouse, Kuehne + Nagel International Logistics.  They're located in Long Beach California.  We've been dealing with them for 10 years.  So they do all of our ocean freight.  They're a logistics company.  They carry our containers from the Orient.  They receive them; they put them in their warehouse.  I go over there very frequently, and it's a 300,000 square foot building.  And the great thing is they're such a great partner, I've never had any issues with shipments with them.  They are a very close partner for us, and they do an excellent job.  But all of our inventory is held in that facility.

Stewart Wallach:  Yes, we've not incurred any lease holdings or any commitments to leasing as it relates to the domestic distribution strategy.

Gerry McClinton:  Right.

George Walsh:  Oh, okay.  So it's just a matter of expanding the third party capability?

Gerry McClinton:  Exactly right.

Stewart Wallach:  And, of course, George, as you can appreciate that in a company that's growing the way we are, those expansion plans could happen overnight.

Gerry McClinton:  Exactly.

Stewart Wallach:  Whereas a small company might have growing pains and not be able to respond to the growth requirement, it's a matter of picking up the telephone and saying we need some more space, and that's it.  We don't worry about headcount, we don't worry about budgeting headcounts, it's an in and out charge, and it's a very respectable cost that we are now building in to the cost of goods.

George Walsh:  Okay.  And you feel very comfortable with their flexibility on each way it may go? Are there certain commitments that you have to make on your part relative to this kind of as you're doing this domestic transition?

Stewart Wallach:  It’s Stewart speaking.  There are no floor commitments, and there are no guarantees.  That's important to point out.  Those commitments do sometimes exist in arrangements like this, because of the fact that we've been with them so long that we are not subject to any guarantees whatsoever.  Conversely, and I'll let Gerry elaborate, when he and I were in Hong Kong in January, and then subsequent to that, we have opened dialogue with UPS International.  And the reason we've opened dialogue not is that we have an immediate need, but we're looking out a year, and we're suggesting that if in fact our international business increases plus the domestic business increases, there are some opportunities there where a company as sizeable as UPS may be able to assist us.  We.re always exploring, but we're trying to explore what we're going to look like, George, a year out.

Gerry McClinton:  Right.

George Walsh:  Okay.

Stewart Wallach:  And I'm very happy with the way things are going currently.

George Walsh:  Okay.  Do you envision a time when you'd be investing in your own warehousing, or this third party model is where you want to stay?

Stewart Wallach:  Well, let me say this, I've had businesses where I've actually had warehousing and staffing, et cetera.  And 10 years, 15 years ago, the cost of outsourcing was substantially greater than it is today, because so many companies have embraced this approach.  So the immediate response would be no; absolutely no anticipation of building what I would call is a labor force.

That being said, we have done it, we're comfortable and we understand how to do it, but unless this business were tracking at a substantially higher volume than we are today, it's not even on our radar at this point in time.

George Walsh:  You said they're in California.  Would you need different geographic locations?

Gerry McClinton:  Yes, it's funny you ask that.  As we move more into the domestic program, we have to be very focused on where our retailer distribution centers are.  This is one of the reasons why we talked to UPS. Now we're in Long Beach, if we wanted to go to the Midwest because we feel that Walmart DCs or Target's DCs are more centered so that we could save a lot more in freight, then can we do that?  So, yes, we're already looking at facilities as a plan B for our growth that we would have actual containers being railed over to the Midwest and inventory stored there.  But we're not there yet.  We have to really gauge this domestic business, but it's absolutely part of the strategic thinking that we're looking at, so that we can have the lowest cost available for the retailer.

George Walsh:  Okay, and so where is your distribution primarily with retailers right now?  Is it just the West Coast where your products are going to be, or is it nationwide?

Gerry McClinton:  They’re picking up right now except for one major retailer, they're picking up from the West Coast.  So the likes of Walmart, as an example, they have their own trucking system, and it's cheaper for them actually to pick up in the West Coast, and they have their whole distribution network.

One other retailer ships Midwest and East Coast.  So if that business was to expand, we would take a look at maybe looking at the Midwest.  That's where we're paying the freight.  So it's in our interest to keep our freight costs down as low as possible.  But we're not quite there yet in terms of volumes.

George Walsh:  Okay, well that's great.  Thank you very much.

Gerry McClinton:  Thanks, George.

Stewart Wallach:  Thanks, George.

Operator:  Thank you.

Stewart Wallach:  All right, Jill, why don't we get into some of the e-mailed questions, and Debbie, are you all right with that?

Deborah Pawlowski:  Yes, that's good.

Stewart Wallach:  All right, let's go ahead with the e-mailed questions and see if anybody else comes on board, okay?

Jill Mohler:  Okay, question number one…  Is the Company comfortable with the amount of outstanding shares that they currently have, and is a share reduction in the cards for 2012?

Stewart Wallach:  Let me take that.  As is commonly known, and I think we've had discussion about this in the past, a reduction in shares has no effect on the value of what shareholders own, nor does it have any impact on the value of the total number of shares or the market cap.  So this must be done in a very timely manner to positively affect the investors and have the desired outcome.  There's a lot of evaluation that's going into this, and clearly we recognize that we have a substantial amount of outstanding shares.  It is not a concern for us today as we continue to develop the business.  But, again, this would have to be done in a timely manner to get the positive effect and outcome that we desire.

Jill Mohler:  Okay, question number two…  Insiders plus the Fischer family do not have a majority interest in the Company.  How would this be addressed by the Company when the need arises for a vote?

Stewart Wallach:  Well, we always do what we believe is in the best interest of the shareholders.  As the largest single shareholder, I'm always concerned about making the right decisions.  I would hope that the shareholders will continue to support us as we continue to demonstrate sound thinking, and solid execution of our business plan.

Jill Mohler:  Okay, question number three… The Company had a remarkable turnaround in 2011, and for the first time in their history had a profitable 2011.  What are the expectations for 2012 in building on that success?

Stewart Wallach:  Well, with the current retail interest in our product offerings, the expansion of our distribution channels through the domestic purchase program, and the launch of numerous exciting new products this year, I would say the Company expects its sales volume to continue to grow and produce revenue in the range of 15 to $20 million with the next one to two fiscal years, subject to, of course, to the economic conditions not deteriorating.  So using a potential 15 to 20 million in the next one to two fiscal years, I would say that continued growth would have substantial traction and we'd be off to the races at that point in time.

Jill Mohler:  Okay.  Question number four.  Those within the Company that have put their own personal funds into the Company to get where you are today obviously know how bright the future looks for the Company.  Investors only see a very low interest in buying CHDO's stock.  We know the current share price is undervalued, but there are no buyers to move the price upward where it belongs.  How are you going to attract new investors to the Company?

Deborah Pawlowski:  I'll take that one, Stewart.

Stewart Wallach:  All right, Debbie.

Deborah Pawlowski:  As I mentioned in my remarks, you know, investor relations is a methodical, systematic, and highly iterative process.  I have the fortunate benefit that I have got excellent products here to work with at CHDT, because we are growing, we have demonstrated that we can definitely leverage our structure to generate significant profits and cash.  And as we continue to do that, and we build our outreach so that more and more people are paying attention, that we've got a growing following of folks that are watching the Company, I believe that those investors will start moving stock.

Stewart Wallach:  Thanks, Debbie.

Jill Mohler:  The next question.  Do you ever see your Company at 25 million in the annual sales, with a multimillion dollar profit?

Stewart Wallach:  Well, yes.  As mentioned earlier, the Company expects to see sales volumes grow to 50 to 20 million within the next one to two fiscal years, so $25 million is definitely on the horizon.

Jill Mohler:  Okay, the next question.  If so, would you be looking to uplift CHDO, and what exchange would you be looking to uplift to?

Stewart Wallach:  You know, Gerry, you're doing a lot of research…

Gerry McClinton:  Yes, I'm doing the research, so let me answer that one.

Stewart Wallach:  Okay.

Gerry McClinton:  You know, at this point in time we do have the goal to be eventually listed on one of the major exchanges.  Both NASDAQ and the New York Stock Exchange each have their own qualities which attract us to each.  However, the New York Stock Exchange and NASDAQ are very different in the way they operate, and in the types of equities traded therein.  So we need to continue our evaluation on this.  We're just not ready yet.

Stewart Wallach:  Right.

Jill Mohler:  Next question.  What does the Company feel is the main reason for the struggle to attract new investors despite the tremendous upswing in the last 36 months?  If it's a perception problem, how do the Company and Kei Investors plan to address that this is not CHDT circa 2006 anymore?

Stewart Wallach:  Well, it certainly isn't CHDT circa 2006 anymore.  Since we've retained Kei Advisors to represent us in the beginning of 2012, and that's—we're only talking 60 days ago, we have seen momentum building.  We have, and I should say we have and we have consistently since 2007 avoided the temptation of stock promotion, which typically yields a short-term success with fluff PR.  We are committed to our decision with Kei Advisors, and we believe that they are closing the information gap that exists with investors to better align the perceptions of the marketplace with the reality of our Company's value.  And in the long-term, I'm convinced our shareholder value will respond accordingly.

Jill Mohler:  Okay.

Deborah Pawlowski:  And if I might just kind of tack onto that a little bit, I think what folks have to understand is, yes, the existing shareholder—first off, the market does not know about CHDT.  Our job is to get more folks out there in the market to know about it, to not look at the historicals as what the Company was, but to look more toward the future, so where the Company is as we talk here it is a different Company than what it used to be, and what it's going to look like as we move forward.  So communicating a future to a new audience it takes education and time, and they're going to watch to see that what we say is going to happen and actually does begin to demonstrate itself in our performance.  So as you see the performance come out, as you see the sales pick up, even the market awareness of the products on the retail shelves themselves is going to help to build that awareness.  So those are the kind of things that will address the perception issue.  It's about information; it's information flow.  It's constant credible information flow.

Stewart Wallach:  Thanks, Debbie.

Jill Mohler:  Okay, next question.  What was the determining factor in deciding to produce, sell, and return to the electronics sector with a device that has already saturated the market?  What makes the peephole device unique and different from the decision to produce Secret Diary, Personal Pocket Safe, STB Tools, and massage devices?  Is this a leftover idea from the Black Hawk's innovation days?

Stewart Wallach:  Okay, well this is a longtime investor.  Although you may find a number of products available when surfing the web, there is not a retail presence to speak of as it comes to digital door monitors, so I have to honestly question the saturation assessment and statement.  That being said, we are focused and our key areas are going to remain on safety and security, which are growing categories at retail.  We are not entering an electronics sector.  We have an electronic product within a safety and security sector, which is where we've put our stake in the ground.  The areas we currently fall into and whether it is lighting or some other product that may provide some aspect of security and safety, we are being recognized for our innovations in these categories.

The traditional peephole viewer has not changed in any significant way for several decades, and even the more recent digital-based monitors that have come to the market are typically at a price point that simply doesn't appeal to the masses.  This is why we believe they've not been successfully placed at retail.  Our model is designed to offer a reliable and easy-to-install digital mind device at an affordable price, while eliminating tradition peephole security vulnerabilities.

If you really care to learn a little more about this, you might want to go and Google reverse peephole viewer cameras, et cetera.  Erin Andrews, the sport announcer, actually had an 8 or $10 million lawsuit because of video that was filmed through a reverse peephole viewer camera; really quite interesting.

It's important to emphasize that our retail successes have all been the results of innovation and new product development.  We will always operate our businesses as efficiently as practical, but we have to continue to evolve through new product introductions to achieve the results that we're seeking.  All product concepts will not be successful or even accepted for distribution.  We recognize that.  However, we always focus on making a difference with our product offerings, and we work hard to avoid the pitfalls of becoming a commodity supplier.  There are many factors that affect the success of a product in addition to economic conditions.

But one thing's for certain, that Company's that stand still and don't invest in product development are absolutely certain to fail.  So we will continue along this course.  I think it's a sound strategy.  And while we will have some successes and failures, we've also been very successful at limiting the risk.  So I feel this was a great decision on our part.

Deborah Pawlowski:  Stewart, we have a follow-up call from George Walsh.

Stewart Wallach:  Oh, sure.  Go ahead.

Operator:  We do.  Please proceed with your question, sir.

George Walsh:  In terms of the revenue statement, is it a matter of driving higher volumes, or is it going to be higher volumes plus better margins you've had historically, and what, perhaps, those target margins would be; how your SG&A would be relative historically just to give us something of a picture there?

Stewart Wallach:  George, this is Stewart speaking—let me take the front end of this, and then Gerry you can elaborate on it.  Having been in this business—conductor business with this model in the past, there is no question that this will strengthen margins.  The retailer recognizes that they're paying more for the service and having immediate availability and immediate access to inventory for turnover and replenishment.  That being said, we don't see any increases in the SG&A either.  If there's any SG&A increases, it would be within the Capstone division, where we may, in fact, employ an additional sales person, but that would be only to go out and tell the story to a larger audience; throw a bigger net, if you will, relative to domestic distribution program to secondary accounts.  But insofar as operating the business, we don't anticipate any SG&A.  We do expect margins to tick up as a result of this program.  Gerry?

Gerry McClinton:  No, that's really much is stated.  Higher volumes, increased margin, SG&A…

Stewart Wallach:  The volumes, again, and also, George, let me elaborate on this also.  The volumes are incremental over the course of time in that these are sales that we've never had before.  We have never sold product at Office Depot, Home Depot, Walmart day in and day out.  We've never had that tag in their store in June.  What we've had is the opportunity buys and the promotional programs whereby they may feature us and will continue to feature us, by the way, during the peak selling seasons.  But this business we're talking about right now is purely incremental.  We've never enjoyed this business in the past.

George Walsh:  Okay.  And when we're speaking of better margins, what is the base we're dealing with that it's going to improve?  Is it 25%?

Gerry McClinton:  Well probably an increase…

George Walsh:  No, I mean what's the gross margin going to improve to?  Because I'm just looking year-over-year of 2011 versus 2010, and 2010 was 30% gross margin and 2011 was about a 24%, so where are we improving from in terms of the gross margin?

Stewart Wallach:  The impact of the domestic distribution?

Gerry McClinton:  Yes, here's really what's going to happen, George.  There's going to be a blended gross profit.  As our domestic program increases, our margins are going to be 30%—around that number on the domestic program; maybe it's 31%, maybe it's 29%, depending on the deal that we get into and the volume.  When you're dealing volume orders, if they want to really, really domestic buy, we may have to give a little bit of more marketing dollars here another there, but I would say that the guide is about 30%.

Now at the same time, our direct import program, which is a lesser margin, it's going to be around 24.5 maybe 25, again, depending on the size of the deal and the volumes being negotiated.  So realistically, you're going to end up seeing with a blended margin somewhere in between.

We just don't know yet as the domestic program is just starting to take off whether it's going to be more domestic, is it going to be 50/50, is it going to because 80% domestic, 20% direct import, we just don't know, or it could be 50/50.  So we're going to see that more in the next couple of months as we start locking down more domestic programs.

And on our domestic program, just so you get a feel for it, what that really means is we get an order on a Monday and we've got two to three days to ship it out.  So unlike our direct import programs, we get an order 90 days beforehand, and we've got 90 days to produce it and ship it out.  So domestic is just a whole different ball of wax.

The good news is the domestic program success is really based on the technology that you have.  And we—and what I mean by that, we use a term EDI.  Everything is electronic, from our ordering from our retailers to submitting the orders to our warehouse.  And we are fully conversant.  We are on the leading edge in many ways of the technology that's required to do domestic distribution.  If we weren't, we wouldn't be able to do it.  We wouldn't be able to do this program.  So we've come a long—Walmart's programs in particular that has taken us to that level, where everything's bar coded, everything's electronic, everything's very, very efficient in how you ship out.

So, again, we're very comfortable with it, but in terms of the margins, we have to really play with—see where the blend is.

George Walsh:  Okay.  And is there anything you're doing with them where it's strictly, you know, physical shelf space; you're shifting to stores?  Is there any online component to sales?

Stewart Wallach:  As it relates to specific drop shipment?

George Walsh:  I mean it doesn't matter to you guys; you're agnostic on that, it's just you're shipping to them.

Stewart Wallach:  No, it does matter.  Drop shipment is a business—it's a very costly business.  We're not currently involved and we're not set up for it at this point in time, and what we're trying to do is fully utilize our distribution network.  So we don't concern ourselves with the per store count.

One thing that's very important to point out is that we're online with our retailers, so we're tracking sales at store levels.  It's very important to point out, so that we start to see if we're ticking up; if we're exceeding forecast.  We're looking 60, 90 days out so that we can make certain that we're managing the inventories properly.  So we have full transparency to the retail sale.  We're connected to them.

George Walsh:  Okay, and just one last question...  Given the outlook of growth you mentioned over the next two years, do you feel you'd need additional capital to get to these levels you're talking about?

Stewart Wallach:  I would say that we probably will require additional capital, but I'd also suggest that the Company's going to throw off a lot of cash from operations.  We've demonstrated that in the past, and our overhead costs are relatively fixed.  We don't see any significant bumps in our cost of operations.  So when we start to throw off another $10 million in revenue, even at 30% it doesn't take long to figure out the impact that'll have on the Company and the cash availability.  That was evidenced in the fourth quarter of 2011, as Gerry indicated.  Look at the cash that came in here in the beginning of Q1 that basically underwrote the investment into $600,000 of inventory.

Gerry McClinton:  Yes.

George Walsh:  Okay.

Stewart Wallach:  All right?

George Walsh:  All right, great.  Thanks.

Stewart Wallach:  You bet, George.  Thank you.  Debbie?

Deborah Pawlowski:  Yes?

Stewart Wallach:  How are we doing on time here?  I mean I'm thoroughly enjoying this, but I think we're running…

Deborah Pawlowski:  We've have, we've gone over.

Stewart Wallach:  Okay.  Do we bring this to a close?

Deborah Pawlowski:  Yes, why don't we do that?  I think there were just a couple of other e-mail questions.  We can always respond to those via e-mail.

Stewart Wallach:  Okay.  All right.  Well that being said, again, first of all, I appreciate the cooperation of everybody, and have enjoyed this opportunity to talk about Q1 and the Company.  So I guess the next time we'll be talking, Deb, will be the end of second quarter?

Deborah Pawlowski:  Correct.

Stewart Wallach:  Okay, good.  Well that being said, thank you for everybody that's attending.  I'm sorry we ran a little bit over.  I hope you enjoyed the conference, and look forward to speaking with you again.

Operator:  Thank you.  This concludes the teleconference.  You may disconnect your lines at this time, and have a wonderful day.  We thank you for your participation today.